Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST ANNOUNCES POSITIVE RESULTS FROM ENTEREG® PHASE 4 STUDY IN PATIENTS UNDERGOING RADICAL CYSTECTOMY

COMPANY EXPECTS TO FILE SNDA BY END OF 2012

Lexington, Mass., April 17, 2012 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that a Phase 4 study of ENTEREG® (alvimopan) in patients undergoing radical cystectomy met its primary endpoint of time to achieve recovery of both upper and lower gastrointestinal (GI) function.  All secondary endpoints, including length of hospital stay, also achieved statistical significance. Delayed recovery of GI function is one of the most common complications prolonging hospital stay in patients undergoing radical cystectomy. In this study, the adverse event profile was comparable between ENTEREG and placebo.  This study was a post-approval commitment with the U.S. Food and Drug Administration (FDA).

“The accelerated recovery of GI function and associated reduction in length of stay suggests that ENTEREG has the potential to improve surgical outcomes for patients undergoing radical cystectomy,” said Steven Gilman, Ph.D., Cubist’s Executive Vice President of Research and Development.  “We are very excited about these clinical trial results, look forward to discussing these data with the FDA, and expect to submit a supplemental New Drug Application by the end of 2012.”

Study Design and Key Findings

The Phase 4 investigation was a randomized, double-blind, placebo-controlled study of ENTEREG 12 mg or placebo administered by mouth once preoperatively and twice daily (BID) postoperatively for a maximum of 15 hospital doses in 280 patients undergoing radical cystectomy. Assessments for efficacy were performed over a 10-day observation period and safety evaluated through 30 days after the last dose of study drug.

For the primary endpoint, ENTEREG accelerated upper and lower GI recovery compared to placebo (hazard ratio=1.8, p<0.0001).  The median time to achieve GI recovery was 1.2 days earlier in patients receiving ENTEREG compared to placebo.  The mean and median postoperative hospital length of stay for patients receiving ENTEREG was 2.6 and 1.0 days shorter, respectively, compared to patients receiving placebo (p=0.005).

The most frequently reported treatment-emergent adverse events in the trial were hypokalemia, anemia and postoperative ileus.  The rate of postoperative ileus was higher in the placebo-treated group compared to the ENTEREG-treated group.   The incidence of all other treatment-emergent adverse events, including hypokalemia and anemia, was comparable between the two groups.   The majority of treatment-emergent adverse events were mild or moderate in severity.  The incidence of severe treatment-emergent adverse events was comparable between the two treatment groups.  In this study, cardiovascular adverse events were adjudicated by an external independent clinical committee.  The incidence of cardiovascular events was 15% percent for placebo-treated patients and 8.4% for ENTEREG-treated patients, which was not statistically different (p=0.09).

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Radical Cystectomy

Radical cystectomy is a major abdominopelvic surgical procedure performed on patients with urinary bladder cancer.  Delayed recovery of GI function is one of the most common complications associated with radical cystectomy.   This procedure generally involves removal of the urinary bladder and associated organs within the pelvis as necessary.  The primary goal of radical cystectomy is to resect local and locally metastatic disease with functional urinary tract reconstruction.

The number of radical cystectomies performed in the U.S. annually is approximately 6,000-10,000.  According to the National Cancer Institute, the estimated number of new cases of bladder cancer in 2012 is projected to be 73,000, with approximately 15,000 deaths.   Bladder cancer is the fifth most common cancer overall which affects men more commonly than women.

About ENTEREG

ENTEREG was approved in the United States in 2008.  It is a peripherally acting µ-opioid receptor antagonist indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. Because of concerns that long-term use of alvimopan may be associated with an increased risk of myocardial infarction, ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.) program may use ENTEREG.  ENTEREG Capsules are contraindicated in patients who have taken therapeutic doses of opioids for more than 7 consecutive days immediately prior to taking ENTEREG, and ENTEREG should be administered with caution to patients receiving more than 3 doses of an opioid within the week prior to surgery.  ENTEREG is not recommended for use in patients with severe hepatic impairment, end-stage renal disease, or in patients undergoing surgery for correction of complete bowel obstruction. The most common adverse reactions in patients treated with ENTEREG (incidence ≥3% with ENTEREG and at least 1% greater than placebo) undergoing bowel resection were anemia, dyspepsia, hypokalemia, back pain, and urinary retention.  For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E.® Program, visit www.ENTEREG.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including about anticipated discussions with regulatory authorities about the Phase 4 study of ENTEREG, our expectations regarding the submission of a supplemental New Drug Application by the end of 2012 and the potential use of ENTEREG in the surgical population studied. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the timing and outcome of discussions with regulatory agencies regarding ENTEREG, the timing of our submission of a supplemental New Drug Application, if any, the actual safety and efficacy of ENTEREG for the indications in which it is being studied and the risks and uncertainties described in reports filed by Cubist with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Risk Factors” in Cubist’s most recent Annual Report on Form 10-K. Cubist cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Cubist undertakes no obligation to update or revise these statements.

ENTEREG and E.A.S.E. are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Amy Reilly

Director, Corporate Communications

(781) 860-8623

amy.reilly@cubist.com